SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: April 30, 2007
FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio	0-12379	31-1042001

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 High Street Hamilton, Ohio	45011

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (513) 979-5770
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
Short-Term Incentive Plan
On April 30, 2007, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of First Financial Bancorp. (the “Company”) ratified the Short-Term Incentive Plan (the “Plan”). All of the Company’s employees, including the Company’s named executive officers (the “Named Executive Officers”), as defined by Item 402(a)(3) of the Securities and Exchange Commission’s Regulation S-K, will participate in the Plan. The Plan will be in effect beginning with the current fiscal year, which ends December 31, 2007.
Under the Plan, a target percentage was established for each participant, at the beginning of each fiscal year, based upon median competitive award levels for short-term incentive compensation within the financial services industry. The target percentage, after being adjusted for performance as described below, will be applied to actual base salary paid for the fiscal year. On April 30, 2007, the Compensation Committee ratified the target percentages for the current fiscal year for each of the Named Executive Officers. Those target percentages are disclosed in the table below under the column “Short-Term Incentive Target Percentage.”
Two performance measures, return on equity (“ROE”) and growth in earnings per share (“EPS”) will be used to determine the actual awards under the Plan. For fiscal 2007, the Compensation Committee established threshold, target and maximum ROE levels based upon the performance of banks of a comparable asset size. In addition, the Compensation Committee established threshold, target and maximum EPS growth levels based upon reasonable growth expectations for the Company. At the end of fiscal 2007, the amount of the target percentage will be multiplied by a factor ranging from zero times the target percentage (for performance at or below the threshold ROE) up to two times the target percentage (for performance at or above the maximum ROE). After adjusting the target percentage based upon ROE performance (the “Adjusted Percentage”), the amount of the Adjusted Percentage will be further modified based upon EPS growth. The EPS modifier will range from a 20% reduction to the Adjusted Percentage (for performance at or below the threshold EPS growth rate) to a 20% increase to the Adjusted Percentage (for performance at or above the maximum EPS growth rate). After applying the EPS modifier to the Adjusted Percentage, the resulting percentage will be applied to actual base salary paid for fiscal 2007 to determine the actual award.
Awards under the Plan will be paid in cash to participants as soon as practicable following the close of each fiscal year; however, no payment will be made until the awards have been determined and approved by the Compensation Committee. The Plan may be amended or discontinued at any time at the election of the Compensation Committee, provided that no amendment or discontinuation will reduce the rights of participants during a current fiscal year.

Named Executive Officer Compensation/Stock Awards
On April 30, 2007, the Compensation Committee approved base salary increases, short-term incentive target percentages under the Plan, restricted stock awards and stock option grants for the Named Executive Officers, as disclosed in the table below.

					Number of
		Short-			Shares	Value of
		Term	Number of	Value of	Underlying	Stock
		Incentive	Shares of	Shares of	Stock	Option
Named Executive Officer	Base	Target	Restricted	Restricted	Option	Grant
and Principal Position	Salary (1)	Percentage	Stock (#)	Stock ($)(2)	Grant (#)	($)(3)
Claude E. Davis President and Chief Executive Officer	$450,000	50%	26,600	396,340	111,700	269,979

C. Douglas Lefferson EVP and Chief Operating Officer	272,950	40%	7,200	107,280	28,200	68,160

J. Franklin Hall SVP and Chief Financial Officer	231,750	35%	4,700	70,030	19,200	46,406

Samuel J. Munafo EVP, Banking Markets	236,900	35%	4,500	67,050	19,600	47,373

Gregory A. Gehlmann SVP, General Counsel & Chief Risk Officer	236,900	30%	4,500	67,050	19,600	47,373

(1)	The increases in base salaries (3% from 2006 most recent base) for the above officers other than Mr. Davis are effective as of February 26, 2007. Mr. Davis’ base salary increase (3% or $13,500) has been deferred and will only be paid if the Company achieves earnings in the forecasted range of $1.00 to $1.10 per share. If achieved then the salary differential that would have been paid from February 26 to December 31, 2007 will be paid in a year-end supplemental bonus and the new base amount will become effective as of January 1, 2008. If the Company does not achieve the published range then the supplemental bonus will not be paid and Mr. Davis’ base would continue at the current level and not be adjusted.

(2)	The value of the restricted stock awards is based upon the closing price of the Company’s common stock as of April 30, 2007, which was $14.90 per share. Restricted shares are subject to a performance benchmark of 12% Return on Equity that must be achieved in order for the restricted stock to vest over a four-year vesting schedule beginning on the first anniversary of grant (April 30, 2008) .

(3)	The value of the stock options granted was estimated using the Black-Scholes option valuation model. Options vest 25% per year for four years beginning on the first anniversary of grant (April 30, 2008).

Form 8-K	First Financial Bancorp.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.
By:	/s/ J. Franklin Hall

J. Franklin Hall Senior Vice President and Chief Financial Officer
Date: May 4, 2007